EXHIBIT 99.1

Contact:	Thomas J. Sargeant
Chief Financial Officer
AvalonBay Communities, Inc.
703-317-4635

For Immediate Release

AVALONBAY COMMUNITIES PRICES

$100 MILLION MEDIUM-TERM NOTES OFFERING

ALEXANDRIA, VA (March 2, 2005) -  AvalonBay Communities, Inc. (NYSE/PCX: AVB) announced today that it priced a $100 million offering of medium-term notes under its existing shelf registration statement.  Interest on the notes is payable semi-annually on March 15th and September 15th and the notes will mature March 15, 2013.  These eight-year notes, rated Baa1 by Moody’s Investors Service and BBB+ by Standard & Poor’s, were issued at 99.679% of face value with a coupon of 4.950% and yield to investors of 4.999%.  The Company will use the net proceeds of approximately $99 million, after underwriting discounts and other transaction-related costs, to reduce indebtedness outstanding under the Company’s unsecured credit facility and for other corporate purposes.  Settlement is scheduled for March 9, 2005.

About AvalonBay Communities

AvalonBay Communities, Inc., headquartered in Alexandria, Virginia, currently owns or holds an ownership interest in 148 apartment communities containing 42,810 apartment homes in ten states and the District of Columbia, of which ten communities are under construction and four communities are under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s Web site at http://www.avalonbay.com.

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